UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):  May 3, 2011

GREEN ENERGY MANAGEMENT SERVICES
 HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-33491	75-2873882
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

381 Teaneck Road
Teaneck, New Jersey 07666
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (201) 530-1200

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On May 3, 2011, Green Energy Management Services, Inc. (“GEM”), a wholly-owned subsidiary of Green Energy Management Services Holdings, Inc., entered into a Water Management Agreement (the “Agreement”) with the Riverbay Corporation (“Riverbay”) to provide energy management water valve installation services to Riverbay. The Agreement entails GEM’s installation of 26 proprietary water valves (the “Units”) in 13 residential structures for Co-op City (the “Project”), the largest residential development in the United States, located in The Bronx, New York (the “City”), operated by Riverbay. In consideration for the installation of the Units, during the term of the Agreement Riverbay agreed to remit to GEM 50% of the monthly cost savings achieved within the Project. The total water and sewer costs incurred by Co-op City are estimated at $14 million per year. Subject to satisfaction of the applicable conditions of the Agreement and solely based upon GEM’s internal estimates, GEM anticipates that such payments to GEM would range between $100,000 and $150,000 per month over the term of the Agreement. There can be no assurance that such payments would amount to such monthly total and such payments may vary to a substantial degree on a month-to-month basis.

The Agreement is for an initial term of five years from the date of completion of installation of the Units and Riverbay may renew the Agreement in its sole discretion after such period by giving notice to GEM. Neither GEM nor Riverbay may terminate the Agreement during its term except for “cause” (as defined in the Agreement). Pursuant to the terms of the Agreement, GEM made certain representation and warranties that are customary for this type of an installation agreement.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN ENERGY MANAGEMENT SERVICES HOLDINGS, INC.

Dated: May 9, 2011	/s/ Robert Weinstein
Robert Weinstein
Chief Financial Officer

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